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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 15, 1999

                            MORROW SNOWBOARDS, INC.
            (Exact name of registrant as specified in its charter)

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
         Oregon                       0-27002              93-1011046
(State or other jurisdiction of     (Commission           (IRS Employer
incorporation or organization)      File Number)       Identification Number)

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                            2600 Pringle Road, S.E.
                                Salem, OR 97302
                   (Address of principal executive offices)

                                (503) 375-9300
              Registrant's telephone number, including area code

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Item 5.  Other Events.

Termination of Letter of Intent with Empire of Carolina, Inc.; Default under Credit Facility

On March 15, 1999, Morrow Snowboards, Inc. ("Morrow" or the "Company") and Empire of Carolina, Inc., a Delaware corporation traded on the American Stock Exchange under the symbol EMP ("Empire"), terminated a non-binding letter of intent Morrow and Empire entered into on March 2, 1999 ("Letter of Intent"). As reported in its Current Report on Form 8-K filed on March 9, 1999, the Letter of Intent provided for the commencement of discussions regarding the merger of Morrow with and into Empire (the "Merger") and provision by Empire of interim financing of up to $2,000,000 pending the closing of the Merger ("Interim Financing"). Empire and Morrow have terminated discussions regarding the Interim Financing and the Merger because certain conditions required by the Letter of Intent were not met.

Morrow also has received notice from Foothill Capital Corporation ("Foothill") that the Company is in default under the Loan and Security Agreement among Foothill, Morrow and Morrow's affiliate company, Morrow Westbeach Snowboard, U.S.A. ("Agreement") as a result of overadvances under the Agreement. Based on draft year-end financials, management believes, and Foothill is aware, that the Company has also fallen below the EBITDA and net worth requirements of the Agreement. At this time, Foothill has imposed the default rate under the Agreement (5.5 percentage points above the normal rate) but is not currently exercising its further rights and remedies under the Agreement. The Agreement and other documents related to the Company's credit line with Foothill are contained in the Company's Current Report on Form 8-K filed on May 22, 1998.

The Company is working closely with Foothill to address the lender's concerns. Morrow has submitted a plan to Foothill to enable Morrow to continue to receive advances under the credit facility until the Company has made arrangements for adequate additional working capital. Modifications to that proposal are being submitted. While Morrow expects a favorable response to this plan, there is no assurance Foothill will continue to forbear from exercising its rights and remedies under the Agreement, or that funds advanced under the credit facility will be sufficient to fund Morrow's continued operations.

Morrow currently has over $2,000,000 in past-due payables, principally to vendors for raw materials and related products. As of Friday, March 19, 1999, two groups of vendors advised Morrow they had retained counsel preceding discussions that afternoon with the vendors regarding payment of their accounts. Morrow expects to present a plan this week to vendors to provide for payment of their accounts. However, there is no assurance such vendors will accept this plan or refrain from pursuing other legal remedies available to them.

To address Foothill's concerns, as well as its own projected working capital needs, Morrow will be required to raise additional capital and/or sell assets/business lines. Following the termination of the Letter of Intent, Morrow received several unsolicited offers from third parties related to business combinations or the purchase of all or a portion of Morrow's assets. Because the Letter of Intent with Empire had terminated, the Morrow Board of Directors intends to pursue discussions with these parties and attempt to structure a transaction to address Morrow's working capital needs, satisfy current creditors, allow the continuation of the Morrow and Westbeach brands and maximize the potential return on investment to the shareholders of Morrow. However, there is no assurance Morrow will be able to structure such a transaction, or that if consummated, such transaction will satisfy any or all of these objectives.

Statements in this report are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including without limitation the continuing cooperation of Foothill, adequacy of available working capital, continuing forbearance by Foothill and other creditors, and Morrow's ability to consummate a transaction to allow it to continue operations.

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                                  SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salem, State of Oregon, on March 18, 1999.

                                     MORROW SNOWBOARDS, INC.


                                     By:  /s/ P. Blair Mullin
                                          P. Blair Mullin
                                          President and Chief Financial Officer
                                          (Principal Executive, Financial and
                                          Accounting Officer)


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